EXHIBIT 10.17
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                  SENIOR CONVERTIBLE PROMISSORY NOTE



Date:                 December 10, 1999 (Evidenced by receipt of wired
funds to the account of Ampersand Medical Corporation)

Borrower:             Ampersand Medical Corporation

Lender:               Azimuth Corporation

Type:                 Senior Convertible Promissory Note, senior to all
currently outstanding debt.

Principle:            $50,000.00

Term:                 75 days from date.

Interest Rate:        12% per annum, payable on the due date of the note

Conversion:           At the option of the noteholder, the principle
amount of the note and any accrued interest due thereon may be converted into shares of common stock of the Company at a conversion rate of $0.20 per share. Such conversion election may be made at any time during the 75-day term of the note.

Penalty Provision:    If the Company fails to pay the note and accrued
interest in full on the due date, the Company shall be deemed to be in default on the note. The Company shall have a thirty-day cure period to remedy such default. Immediately following such default, the following adjustments shall be made to the terms of the note: (1) the interest rate on the unpaid principle amount of the note shall increase from 12% to 15%, and (2) the noteholders option to convert the principle amount of the note and any accrued interest due thereon into shares of common stock of the Company shall be adjusted to reflect a conversion rate of $0.10 per share. Al the conclusion of the 30-day cure period, the note and any accrued interest thereon shall become immediately due and payable in full.

Other Conditions:     Ampersand will issue Azimuth Corporation a warrant
to purchase 50,000 shares of common stock at a strike price equal to $0.33 per share or 85% of the market price of Ampersand common stock as quoted on the OTC Bulletin Board on December 10, 1999.


For Ampersand Medical Corporation




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Leonard R. Prange     Date
President